Exhibit 99.1

News
For Immediate Release

Contact:	Bernard J. Kilkelly
Vice President, Investor Relations
Phone :	212-303-4349
E-mail:	bkilkelly@dlfi.com
Delphi Financial Reports Fourth Quarter 2010 Operating EPS of $0.96;
Net Income per Share of $0.94

4Q10 Highlights:

•	Diluted book value per share up 15% since end of 2009 to $28.16

•	Core premiums up 4% over 4Q09; Safety National up 13%, Reliance Standard up 1%

•	Core group employee benefit production up 14% over 4Q09

•	Fixed annuity sales increased sharply to $107 million
Wilmington, Delaware, February 15, 2011 — Delphi Financial Group, Inc. (NYSE: DFG) announced today that its operating earnings (1) in the fourth quarter of 2010 were $53.6 million or $0.96 per share, compared to $47.7 million or $0.86 per share in the fourth quarter of 2009. Annualized operating return on beginning equity (2) in the fourth quarter of 2010 was 13.0% compared to 14.3% in the fourth quarter of 2009. Diluted book value per share was $28.16 at December 31, 2010, up 15% since December 31, 2009.
Delphi’s net income attributable to shareholders in the fourth quarter of 2010 was $52.4 million or $0.94 per share, compared to $16.8 million or $0.30 per share in the fourth quarter of 2009. Net income attributable to shareholders in the fourth quarter of 2010 included a loss on early retirement of senior notes, net of taxes, of $(2.4) million or $(0.04) per share and after-tax net realized investment gains of $1.2 million or $0.02 per share, including other-than-temporary impairments (OTTI), net of taxes, of $(7.1) million or $(0.13) per share. Net income attributable to shareholders in the fourth quarter of 2009 included after-tax net realized investment losses of $(30.9) million or $(0.56) per share, including OTTI, net of taxes, of $(32.6) million or $(0.59) per share.
For the year ended December 31, 2010, Delphi’s operating earnings were $194.9 million or $3.50 per share, compared to $195.0 million or $3.76 per share for the full year 2009. Net income attributable to shareholders was $173.1 million or $3.11 per share, compared to net income attributable to shareholders of $99.1 million or $1.91 per share for the full year of 2009. Net income attributable to shareholders for the full year of 2010 included a loss on early retirement of senior notes, net of taxes, of $(5.0) million or $(0.09) per share and after-tax net

Delphi Financial Reports Fourth Quarter 2010 Operating EPS of $0.96
realized investment losses of $(16.8) million or $(0.30) per share, including OTTI of $(39.7) million or $(0.71) per share. Net income attributable to shareholders for the full year of 2009 included after-tax net realized investment losses of $(95.9) million or $(1.85) per share, including OTTI of $(94.1) million or $(1.82) per share.
Robert Rosenkranz, Chairman and Chief Executive Officer, commented, “We were pleased to achieve strong fourth quarter operating results, which brought full year operating earnings per share to the very top of the range of guidance we provided at the beginning of the year. This was accomplished in a challenging environment: stagnant payrolls, low interest rates, and an industry-wide trend in our disability business toward increased claims incidence. We benefited from strong growth in premiums and production along with favorable underwriting margins at Safety National, which helped offset the impact of higher disability claims incidence at Reliance Standard Life. Investment income benefited from continued growth in invested assets and very strong returns in our alternative investments portfolio. Delphi strengthened our balance sheet and capital structure in the fourth quarter with the full redemption of our 8.00% Senior Notes and a new $300 million bank credit facility. At the end of 2010, our debt-to-capital ratio was 18% and holding company financial resources were at a comfortable $107 million.”
Delphi’s core group employee benefit premiums in the fourth quarter of 2010 rose 4% to $346.2 million from $332.8 million in the fourth quarter of 2009. This premium growth was driven by a 13% increase in core premiums at Delphi’s Safety National subsidiary. Excess workers’ compensation premiums rose 6% in the quarter, boosted by a 99% increase in production, and assumed workers’ compensation reinsurance premiums rose 69%. Premiums rose 1% at Delphi’s Reliance Standard Life subsidiary, boosted by a 9% increase in production. Delphi’s group employee benefit combined ratio in the fourth quarter of 2010 was 96.7%, compared with 93.2% for the fourth quarter of 2009.
Delphi’s asset accumulation segment, which is primarily focused on individual fixed annuities, had new sales of $106.9 million in the fourth quarter of 2010, up from $16.4 million in last year’s fourth quarter. New annuity sales for the full year 2010 were $377.4 million, up from $248.6 million for the full year of 2009. Funds under management at December 31, 2010 rose to $1.7 billion from $1.4 billion at December 31, 2009.
Delphi’s net investment income in the fourth quarter of 2010 was $102.1 million compared to $74.6 million in the fourth quarter of 2009. Invested assets at December 31, 2010 were $6.5 billion compared to $5.7 billion at December 31, 2009. The tax equivalent yield on the Company’s investment portfolio in the fourth quarter of 2010 was 6.8%, compared to 5.7% in the fourth quarter of 2009.
Mr. Rosenkranz added, “We will be furnishing guidance on our conference call regarding our expectations for operating earnings in 2011. While we expect the environment to remain difficult due to continued low interest rates and high unemployment levels, we continue to be optimistic about the growth prospects of Delphi’s insurance businesses and our ability to capitalize on the leadership positions we have established in our attractive niche markets.”

Delphi Financial Reports Fourth Quarter 2010 Operating EPS of $0.96
Conference Call
On February 16, 2011 at 11:00 AM (Eastern time), Delphi will broadcast the Company’s fourth quarter 2010 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi’s website for one week beginning at approximately 12:00 PM (Eastern time) on February 16, 2011. Investors can also download Delphi’s fourth quarter 2010 statistical supplement from the Company’s website at www.delphifin.com.
In connection with, and because it desires to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statements made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” “judgment,” “outlook,” “effort,” “attempt,” “achieve,” “project,” or other similar expressions.
Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi’s control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services, employee benefit, health care and tax laws and regulations, changes in accounting rules or interpretations thereof, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi’s business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi’s investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of Delphi and its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Forward-looking statements contained in the foregoing discussion are made as of the date of this press release and Delphi disclaims any obligation to update these or any other forward-looking statements.
Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related group insurance coverages: long-term and short-term disability, life, excess workers’ compensation for self-insured employers, large casualty programs including large deductible workers’ compensation, travel accident, dental and limited benefit health insurance.

Delphi Financial Reports Fourth Quarter 2010 Operating EPS of $0.96
Delphi’s asset accumulation business emphasizes individual annuity products. Delphi’s common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.
(1)	Operating earnings, which is a non-GAAP financial measure, consists of net income attributable to shareholders excluding after-tax realized investment gains and losses, losses on early retirement of senior notes and junior subordinated deferrable interest debentures and results from discontinued operations, as applicable. The Company believes that because these excluded items arise from events that are largely within management’s discretion and whose fluctuations can distort comparisons between periods, a measure excluding their impact is useful in analyzing the Company’s operating trends. Investment gains or losses are realized based on management’s decision to dispose of an investment, and investment losses are realized based on management’s judgment that a decline in the market value of an investment is other than temporary. Early retirement of senior notes and junior subordinated deferrable interest debentures occurs based on management’s decision to redeem or repurchase these notes and debentures. Discontinued operations result from management’s decision to exit or sell a particular business. Thus, these excluded items are not reflective of the Company’s ongoing earnings capacity, and trends in the earnings of the Company’s underlying insurance operations can be more clearly identified without their effects. For these reasons, management uses the measure of operating earnings to assess performance and make operating plans and decisions, and the Company believes that analysts and investors typically utilize measures of this type as one element of their evaluations of insurers’ financial performance. However, gains or losses from the excluded items, particularly as to investments, can occur frequently and should not be considered as nonrecurring items. Further, operating earnings should not be considered a substitute for net income attributable to shareholders, the most directly comparable GAAP measure, as an indication of the Company’s overall financial performance and may not be calculated in the same manner as similarly titled captions in other companies’ financial statements. For reconciliations of the amounts of operating earnings to the corresponding amounts of net income attributable to shareholders for the indicated periods, see the table captioned “Non-GAAP Financial Measures — Reconciliation to GAAP” which follows. All per share amounts are on a diluted basis.

(2)	Annualized operating return on beginning equity, which is a non-GAAP financial measure, is based on operating earnings, as defined in the preceding footnote (1) (rather than the most directly comparable GAAP measure, net income attributable to shareholders), divided by beginning shareholders’ equity. For the reasons that the Company believes that the calculation of this non-GAAP measure based upon operating earnings is useful, see footnote (1). For reconciliations of the amounts of annualized operating return on equity to the corresponding amounts of annualized net income return on equity for the indicated periods, see the table captioned “Non-GAAP Financial Measures — Reconciliation to GAAP” which follows.
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DELPHI FINANCIAL GROUP, INC.
Non-GAAP Financial Measures
Reconciliation to GAAP
(Unaudited; in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Income Statement Data

Operating earnings	$53,554	$47,739	$194,949	$195,007
Net realized investment gains (losses) (A)	1,243	(30,949)	(16,819)	(95,903)
Loss on early retirement of senior notes (B)	(2,401)	—	(4,983)	—

Net income attributable to shareholders (GAAP measure)	$52,396	$16,790	$173,147	$99,104

Diluted results per share of common stock attributable to shareholders:
Operating earnings	$0.96	$0.86	$3.50	$3.76
Net realized investment gains (losses) (A)	0.02	(0.56)	(0.30)	(1.85)
Loss on early retirement of senior notes (B)	(0.04)	—	(0.09)	—

Net income attributable to shareholders (GAAP measure)	$0.94	$0.30	$3.11	$1.91

Annualized operating return on beginning shareholders’ equity	13.0%	14.3%	14.3%	23.8%

Annualized net income return on beginning shareholders’ equity (GAAP measure)	12.7%	5.0%	12.7%	12.1%

(A)	Net of an income tax expense (benefit) of $0.7 million, $(16.7) million, $(9.1) million and $(51.6) million, or $0.01 per diluted share, $(0.30) per diluted share, $(0.16) per diluted share and $(1.00) per diluted share for the three months ended 12/31/2010 and 12/31/2009, and the full year ended 12/31/2010 and 12/31/2009, respectively. The tax effect is calculated using the Company’s statutory tax rate of 35%.

(B)	Net of an income tax benefit of $1.3 million or $0.02 per diluted share and $2.7 million or $0.05 per diluted share for the three and twelve months ended 12/31/2010, respectively. The tax effect is calculated using the Company’s statutory tax rate of 35%.

Balance Sheet Data	12/31/2010	12/31/2009
Shareholders’ equity, excluding accumulated other comprehensive income (loss)	$1,563,801	$1,392,975
Add: Accumulated other comprehensive income (loss)	30,932	(33,956)

Shareholders’ equity (GAAP measure)	$1,594,733	$1,359,019

Diluted book value per share of common stock, excluding accumulated other comprehensive income (loss)	$27.64	$25.02
Add: Accumulated other comprehensive income (loss)	0.52	(0.60)

Diluted book value per share of common stock (GAAP measure)	$28.16	$24.42

Please see footnotes 1 and 2 of the press release to which this table is attached for important information regarding these non-GAAP financial measures.

DELPHI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Revenue:
Premium and fee income	$362,214	$348,265	$1,419,562	$1,401,041
Net investment income	102,057	74,627	351,227	318,187
Net realized investment gains (losses):
Total other than temporary impairment losses	(14,585)	(43,184)	(77,403)	(180,191)
Less: Portion of other than temporary impairment losses recognized in other comprehensive income	3,697	(6,987)	16,296	35,480

Net impairment losses recognized in earnings	(10,888)	(50,171)	(61,107)	(144,711)
Other net realized investment gains (losses)	12,801	2,557	35,232	(2,832)

Net realized investment gains (losses)	1,913	(47,614)	(25,875)	(147,543)
Loss on early retirement of senior notes	(3,694)	—	(7,666)	—

Total revenue	462,490	375,278	1,737,248	1,571,685

Benefits and expenses:
Benefits, claims and interest credited to policyholders	263,783	242,441	1,005,385	990,802
Commissions and expenses	120,568	108,933	462,628	433,783

	384,351	351,374	1,468,013	1,424,585

Operating income	78,139	23,904	269,235	147,100

Interest expense:
Corporate debt	6,732	3,818	30,102	15,485
Junior subordinated debentures	3,241	3,240	12,971	12,968
Income tax expense	14,709	2	51,839	19,263

Net income	53,457	16,844	174,323	99,384

Less: Net income attributable to noncontrolling interest	1,061	54	1,176	280

Net income attributable to shareholders	$52,396	$16,790	$173,147	$99,104

Basic results per share of common stock:
Net income attributable to shareholders	$0.94	$0.31	$3.13	$1.92

Weighted average shares outstanding	55,458	54,960	55,327	51,532

Diluted results per share of common stock:
Net income attributable to shareholders	$0.94	$0.30	$3.11	$1.91

Weighted average shares outstanding	55,978	55,385	55,750	51,811

Dividends paid per share of common stock	$0.11	$0.10	$0.42	$0.40

DELPHI FINANCIAL GROUP, INC.
SUMMARIZED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	12/31/2010	12/31/2009
Assets:
Investments:
Fixed maturity securities, available for sale	$5,717,090	$4,875,681
Short-term investments	334,215	406,782
Other investments	498,678	466,855

	6,549,983	5,749,318

Cash	72,806	65,464
Cost of business acquired	248,152	250,311
Reinsurance receivables	360,255	355,030
Goodwill	93,929	93,929
Other assets	311,577	293,835
Assets held in separate account	123,674	113,488

Total assets	$7,760,376	$6,921,375

Liabilities and Equity:
Policy liabilities and accruals	$2,970,389	$2,803,189
Policyholder account balances	1,753,744	1,454,114
Corporate debt	375,000	365,750
Junior subordinated debentures	175,000	175,000
Other liabilities and policyholder funds	763,202	647,269
Liabilities related to separate account	123,674	113,488

Total liabilities	6,161,009	5,558,810

Equity:
Class A Common Stock	565	560
Class B Common Stock	60	60
Additional paid-in capital	682,816	661,895
Accumulated other comprehensive income (loss)	30,932	(33,956)
Retained earnings	1,077,606	927,706
Treasury stock, at cost	(197,246)	(197,246)

Total shareholders’ equity	1,594,733	1,359,019
Noncontrolling interest	4,634	3,546

Total equity	1,599,367	1,362,565

Total liabilities and equity	$7,760,376	$6,921,375

DELPHI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Twelve Months Ended
	12/31/2010	12/31/2009
Operating activities:
Net income attributable to shareholders	$173,147	$99,104
Adjustments to reconcile net income attributable to shareholders to net cash provided by operating activities:
Change in policy liabilities and policyholder accounts	213,687	234,615
Net change in reinsurance receivables and payables	(5,322)	18,513
Amortization, principally the cost of business acquired and investments	85,504	53,914
Deferred costs of business acquired	(133,739)	(123,152)
Net realized losses on investments	25,875	147,543
Net change in federal income taxes	26,410	(11,347)
Other	(22,760)	41,357

Net cash provided by operating activities	362,802	460,547

Investing activities:
Purchases of investments and loans made	(2,451,199)	(1,859,365)
Sales of investments and receipts from repayment of loans	1,463,446	1,014,200
Maturities of investments	291,475	159,525
Net change in short-term investments	72,567	(5,162)
Change in deposit in separate account	—	4,845

Net cash used by investing activities	(623,711)	(685,957)

Financing activities:
Deposits to policyholder accounts	389,720	267,499
Withdrawals from policyholder accounts	(113,241)	(162,494)
Proceeds from issuance of 2020 Senior Notes	250,000	—
Borrowings under bank credit facility	175,000	17,000
Principal payments under bank credit facility	(272,000)	(2,000)
Early retirement of senior notes	(143,750)	—
Proceeds from issuance of common stock	—	120,696
Cash dividends paid on common stock	(23,247)	(20,160)
Other financing activities	5,769	6,496

Net cash provided by financing activities	268,251	227,037

Increase in cash	7,342	1,627
Cash at beginning of year	65,464	63,837

Cash at end of year	$72,806	$65,464